Exhibit 99.1

E*TRADE Announces Base Rate and Active Trader Commission Reductions

E*TRADE to lower trade commission rate to $6.95 from $9.99 for all customers, along with a new tier of $4.95 per trade and $0.50 per options contract for active traders (30+ trades per quarter)

NEW YORK--(BUSINESS WIRE)--March 2, 2017--E*TRADE Financial Corporation (NASDAQ:ETFC) announced today a significant reduction to its trade commissions to $6.95, down from $9.99. Further, the Company is introducing an active trading program and pricing tier for its most engaged customers who execute 30+ trades per quarter (down from a previous active trading tier of 150+ trades per quarter). In this new customer tier commissions for trades will be $4.95, and options charges will be $0.50 per options contract, down from $0.75. The new program is designed specifically with E*TRADE’s active equity and derivative traders in mind. The new commissions are scheduled to become effective March 13, 2017.

“We have built a best-in-class offering that includes powerful digital tools, online advice and professional financial consultants to serve the needs of traders and investors,” said Karl Roessner, Chief Executive Officer. “While we know that an exceptional customer experience is far more important to traders and investors than price, with our new commission structure we are able to reward our most active equity and derivative traders and investors, while at the same time providing exceptional value to all who call E*TRADE home.”

E*TRADE aims to enhance the financial independence of traders and investors through a powerful digital offering and professional guidance. To learn more about E*TRADE’s trading and investing platforms and tools, visit etrade.com.

For useful trading and investing insight from E*TRADE, follow the company on Twitter, @ETRADE.

In StockBrokers.com’s 2017 Online Broker Review of 16 firms across more than 300 variables, E*TRADE earned five Best in Class awards for Overall, Offering of Investments, Research, Education, and Mobile Trading. E*TRADE's star ratings for all category rankings out of 5: Overall (4 stars), Commissions & Fees (2.5 stars), Offering of Investments (4 stars), Platforms and Tools (4 stars), Research (4.5 stars), Customer Service (4 stars), Mobile Trading (4.5 stars), Ease of Use (4.5 stars), Education (4.5 stars), Order Execution (2.5 stars), New Investors (4 stars), Options Trading (4 stars), Active Trading (4 stars), and Banking (3.5 stars). Read the 2017 Online Broker Review.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services, including online brokerage and banking products and services to retail customers. Securities products and services, including stocks, bonds, options, ETFs, and mutual funds, are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Managed Account Solutions are offered through E*TRADE Capital Management, LLC, a Registered Investment Adviser. Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. More information is available at www.etrade.com.

Important Notices

E*TRADE, E*TRADE Financial, E*TRADE Bank, the Converging Arrows logo and OptionsHouse are registered trademarks of E*TRADE Financial Corporation or its subsidiaries in the United States and in other countries. ETFC-G

© 2017 E*TRADE Financial Corporation. All rights reserved.

CONTACT:
E*TRADE Media Relations
646-521-4418
mediainq@etrade.com
or
E*TRADE Investor Relations
646-521-4406
IR@etrade.com